Exhibit 99.1

1200 RIVERPLACE BOULEVARD  •  JACKSONVILLE, FL 32207-1809  •  (904) 346-1500

May 18, 2006	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 1Q ‘06 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its first quarter ended April 29, 2006.

For the first quarter of 2006, the Company earned $7.6 million or $0.17 per diluted share as compared to net income of $16.8 million or $0.38 per diluted share in the first quarter of 2005. Net sales for the first quarter of 2006 were $364.8 million, down 4.2 percent from the $380.7 million in sales for the first quarter of 2005. Comparable store sales decreased 5.1 percent from the first quarter of 2005 to the first quarter of 2006.

Gross profit decreased to $97.6 million or 26.7 percent of net sales in the first quarter of 2006 compared to $111.7 million or 29.3 percent of net sales in the same period of 2005. Gross profit was negatively impacted by increased markdowns taken to keep inventories current and lack of occupancy cost leverage, somewhat offset by improved mark-up.

Selling, general and administrative (SG&A) expenses were $90.5 million or 24.8 percent of net sales as compared to $89.0 million or 23.4 percent of net sales during the prior year’s first quarter. The SG&A rate was higher due to a lack of leverage on negative comparable store sales.

“As projected, first quarter was difficult as we sought to unify our fashion assortment and fully install our new Home area merchandise,” said Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “While we made sequential progress through the quarter, ending with slightly positive comparable store sales for April, greater markdowns were necessary to bring inventories to appropriate seasonal levels.”

Store Network Update

During the first quarter, Stein Mart opened three new stores: a seventh location in the Chicago area, a new market entry in Queens, NY and a new store in Aiken, SC. Two stores were closed. As of April 29, 2006, the Company operated 263 stores compared to 258 at this time last year.

Going forward, the Company expects to open 13 new stores and close four, for a total of 16 openings and six closings in 2006. Two stores are expected to close in the second quarter; seven openings and two closings are planned for the third quarter; and six openings are scheduled in the fourth quarter. At year-end, the Company expects to operate 272 stores.

Guidance

For the second quarter ending July 29, 2006, management expects comparable store sales to increase 1 - 2 percent, which would result in earnings per share of $0.25-$0.27 as compared to $0.26 per share for the same period last year. Due to the shortfall in the first quarter of 2006, management now anticipates comparable store sales will increase 1 – 2 percent for the year and earnings will be in line with last year’s $1.15 per share.

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Stein Mart, Inc.

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Quarterly Dividend Declared

The Stein Mart board of directors declared a quarterly dividend of $0.0625 per common share payable on June 23, 2006 to stockholders of record at the close of business on June 9, 2006.

Conference Call with Management

Management will discuss this information and answer questions from analysts in a conference call today (May 18, 2006) at 10:30 a.m. ET. The call may be heard on the investor relations portion of Stein Mart’s website at http://ir.steinmart.com, and a recording of the call will remain on the website until the end of the month.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women, men and young children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changing preferences in apparel

•	changes in consumer spending due to current events and/or general economic conditions

•	availability of new store sites at acceptable lease terms

•	unanticipated weather conditions and unseasonable weather

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees to support planned growth,

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	April 29, 2006	January 28, 2006	April 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$33,553	$20,200	$25,147
Short-term investments	25,000	104,935	62,000
Trade and other receivables	11,510	11,121	9,685
Inventories	287,627	265,788	302,892
Prepaid expenses and other current assets	15,615	13,672	13,798

Total current assets	373,305	415,716	413,522
Property and equipment, net	95,156	87,106	75,678
Other assets	16,791	17,023	14,777

Total assets	$485,252	$519,845	$503,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$125,213	$88,408	$107,030
Accrued liabilities	73,603	80,337	71,974
Income taxes payable	2,294	5,453	6,842

Total current liabilities	201,110	174,198	185,846
Other liabilities	21,833	21,908	21,755

Total liabilities	222,943	196,106	207,601

COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 43,587,650; 43,516,372 and 43,222,966 shares issued and outstanding, respectively	436	435	432
Additional paid-in capital	23,392	21,967	19,016
Unearned compensation	(6,002)	(3,704)	(2,210)
Retained earnings	244,483	305,041	279,138

Total stockholders’ equity	262,309	323,739	296,376

Total liabilities and stockholders’ equity	$485,252	$519,845	$503,977

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands except per share amounts)

	13 Weeks Ended April 29, 2006	13 Weeks Ended April 30, 2005
Net sales	$364,831	$380,654
Cost of merchandise sold	267,245	268,959

Gross profit	97,586	111,695
Selling, general and administrative expenses	90,536	88,968
Other income, net	4,153	3,966

Income from operations	11,203	26,693
Interest income, net	891	394

Income before income taxes	12,094	27,087
Provision for income taxes	4,535	10,293

Net income	$7,559	$16,794

Net income per share:
Basic	$0.17	$0.39

Diluted	$0.17	$0.38

Weighted-average shares outstanding:
Basic	43,228	42,905

Diluted	44,074	44,202

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended April 29, 2006	13 Weeks Ended April 30, 2005
Cash flows from operating activities:
Net income	$7,559	$16,794
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,029	4,510
Store closing charges	331	498
Deferred income taxes	(714)	501
Stock-based compensation	891	137
Changes in assets and liabilities:
Trade and other receivables	(389)	1,695
Inventories	(21,839)	(25,728)
Prepaid expenses and other current assets	(1,943)	(873)
Other assets	(225)	(110)
Accounts payable	36,805	7,867
Accrued liabilities	(7,294)	(7,269)
Income taxes payable	(3,159)	1,753
Other liabilities	227	580

Net cash provided by operating activities	16,279	355

Cash flows from investing activities:
Capital expenditures	(12,981)	(8,868)
Purchases of short-term investments	(463,750)	(550,800)
Sales of short-term investments	543,685	561,275

Net cash provided by investing activities	66,954	1,607

Cash flows from financing activities:
Cash dividends paid	(68,117)	—
Excess tax benefits from stock-based compensation	180	1,710
Proceeds from exercise of stock options	1,542	5,381
Repurchase of common stock	(3,485)	(4,156)

Net cash (used in) provided by financing activities	(69,880)	2,935

Net increase in cash and cash equivalents	13,353	4,897
Cash and cash equivalents at beginning of year	20,200	20,250

Cash and cash equivalents at end of year	$33,553	$25,147

Supplemental disclosures of cash flow information:
Income taxes paid	$8,211	$6,452